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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of April 4, 2000, by and between, eVENTURES GROUP, INC., a Delaware corporation, with its principal office at 300 Crescent Court, Suite 800, Dallas, Texas 75201 (the "COMPANY"), and JEFFREY A. MARCUS residing at 6801 Turtle Creek Blvd., Dallas, Texas 75205 ("EXECUTIVE").

                                   WITNESSETH:

     WHEREAS, effective April 3, 2000 (the "COMMENCEMENT DATE"), the Company desires to employ Executive as its Chairman and Chief Executive Officer, and Executive desires to accept such employment; and

     WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of his employment by the Company.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1.    Term of Employment. Except for earlier termination as provided in
Section 7 hereof, Executive's employment under this Agreement shall be for a three (3) year term (the "EMPLOYMENT TERM") commencing on the Commencement Date and ending on April 2, 2003 (the "EXPIRATION DATE").

     2.   Position.

          (a) Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company (the "CHIEF EXECUTIVE OFFICER"), reporting directly to the Board of Directors of the Company (the "BOARD"). During the Employment Term, the Company shall use its reasonable best efforts to nominate Executive to serve as Chairman of the Board and upon such nomination, Executive shall agree to so serve. If requested by the Board, Executive shall also serve on committees of the Board, subject to Executive's consent (which consent shall not be unreasonably withheld), and/or as an executive, officer and director of subsidiaries of the Company without additional compensation and subject to any policy of the Compensation Committee of the Company's Board (the "COMPENSATION COMMITTEE") with regard to retention or turnover of the director's fees.

          (b) Executive shall have such duties and authority, consistent with his position, as shall be assigned to him from time to time by the Board. Executive shall be responsible for, and have control over, the operations of the Company, subject to supervision only by the Board and the applicable requirements of the Delaware General Corporation Law.

          (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder. Nothing contained herein shall be construed to prohibit Executive from (i) owning less than ten



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     percent (10%) of the outstanding securities of any publicly traded entity,
     (ii) pursuing any business opportunity that is not in Competition, as such term is defined in Section 10(b) below, with the Company or its subsidiaries or any portfolio company in which the Company or its subsidiaries hold securities (other than entities in which the Company or its subsidiaries make a nominal investment) (provided the time devoted by Executive to such personal investment does not materially interfere with Executive's duties hereunder), (iii) continuing service as a consultant of Broadband NOW, in the same capacity and extent as Executive rendered such service immediately prior to the Commencement Date, or (iv) continuing service on any board of directors on which Executive serves as of the Commencement Date or service as a director of a company that is not in Competition with the Company or its subsidiaries or any portfolio company in which the Company or its subsidiaries hold securities (other than entities in which the Company or its subsidiaries make a nominal investment), provided, however, that Executive shall not hold more than five (5) board seats of for-profit businesses at any time exclusive of his membership on the Board or the board of directors of any subsidiary or affiliate of the Company (such activities described in clause (i), (ii), (iii) or (iv) immediately preceding being herein referred to as the "ALLOWED ACTIVITIES"). Executive shall be entitled to retain any consideration that he receives from service permitted by clauses (iii) and
     (iv) of the immediately preceding sentence on any board of directors of a corporation unrelated to the Company. For purposes of this Section 2(c) and
     Section 10(b) to the extent expressly applicable, a "nominal investment" of the Company or its subsidiaries will be determined in relation to the size of investments made from time to time by the Company or its subsidiaries in its portfolio companies (including, without limitation, investments made in exchange for cash, securities or services rendered).

     3. Base Salary. During the Employment Term, the Company shall pay Executive a Base Salary at the annual rate of Two Hundred Thousand Dollars ($200,000). Base Salary shall be payable in accordance with the usual payroll practices of the Company. Executive's Base Salary may be reviewed annually by the Board or the Compensation Committee and may be increased, but not decreased, from time to time by the Board or the Compensation Committee. The Base Salary as determined as aforesaid, from time to time for the applicable fiscal year shall constitute "BASE SALARY" for purposes of this Agreement.

     4.   Incentive Compensation.


          (a) Bonus. For each fiscal year or portion thereof during the Employment Term, Executive shall be entitled to participate in an incentive bonus plan established by the Company on such terms and conditions, and subject to such standards, as shall be determined from time to time in the sole discretion of the Board or the Compensation Committee. Such incentive bonus for any such fiscal year shall be payable in cash and shall not be greater than fifty percent (50%) of Executive's rate of Base Salary in effect for the fiscal year to which such incentive bonus relates. During the Employment Term, the Company shall maintain an incentive bonus plan providing a target bonus equal to not less than fifty percent (50%) of Executive's rate of Base Salary in effect for the fiscal year to which the bonus relates.


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          (b) Stock Options. The Company hereby grants to Executive stock options (the "STOCK OPTIONS") to purchase 3,910,000 shares of Common Stock of the Company. The Stock Options shall be granted pursuant to a stock option award agreement or agreements between Executive and the Company substantially in the form attached hereto as Exhibit "B" (the "STOCK OPTION GRANTS"). The exercise price for such Stock Options shall be equal to $23.00 per share of Common Stock. Subject to the terms and provisions of the Stock Option Grants, the Stock Options shall become exercisable on the dates indicated below as to that number of shares of Common Stock of the Company as set forth below opposite each such date.


                               Date                            Number of Shares
                          -------------                        ----------------
                           July 2, 2000                             977,500
                          April 2, 2001                             977,500
                          April 2, 2002                             977,500
                          April 2, 2003                             977,500


     The foregoing schedule to the contrary notwithstanding, the Stock Options shall become fully and immediately exercisable in the event the Employment Term terminates prior to the Expiration Date by reason of termination of the Executive's employment hereunder by Executive for Good Reason or by the Company without Cause (as such terms are hereinafter defined). The Stock Options shall in all events expire on the date ten years after the Commencement Date, if not terminated or canceled earlier. The Executive shall be permitted to transfer the Stock Options to the Executive's immediate family members and/or lineal descendents (or a trust or family limited partnership established solely for the benefit of any such immediate family member and/or lineal descendent). Notwithstanding anything in the Stock Option Grants to the contrary, to the extent any provisions contained therein are inconsistent with or differ from the explicit terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. To the extent this Agreement does not specifically address an issue or term set forth in the Stock Option Grants, then the provisions and terms of the Stock Option Grants shall apply.

          (c) Adjustments. As more fully specified in the Stock Option Grants, the number of shares covered by, and the option price per share of, the Stock Options will be subject to adjustment by the Company for any stock split, reclassification, combination or similar change in the Company's capital stock.

     5.   Employee Benefits and Vacation.


          (a) During the Employment Term, Executive shall be entitled to participate in all pension, profit sharing, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executive officers of the Company of a comparable level, in each case in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive or that applies on a grandfathered basis).


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     Without limiting the foregoing, the Company shall pay all premiums for
     Executive and his dependent family members under health, hospitalization, disability, dental, life and other employee benefit plans that the Company may have in effect from time to time. Executive acknowledges that the Company does not currently provide a profit sharing plan, and has no current intention of providing profit sharing benefits to its employees.

          (b) During the Employment Term, Executive shall be entitled to at least three (3) weeks paid vacation each year in accordance with the Company's policies in effect from time to time. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company to its senior executive employees.

          (c) If the Company shall provide employment-related benefits of the type described in this Section 5 to any other senior executive of the Company in an aggregate amount greater, or on more favorable terms and conditions, on an aggregate basis, than such benefits are provided to Executive, Executive shall be provided such benefits in a substantially comparable amount and/or under the substantially comparable terms and conditions, as applicable, on an aggregate basis.

     6. Business Expenses. The Company shall reimburse Executive for the reasonable travel, entertainment and other business expenses incurred by Executive, subject to such pre-approval procedures as may be established from time to time by the Board, in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

     7.   Termination.

          (a) The employment of Executive and the Employment Term shall terminate as provided in Section 1 hereof or, if earlier, upon the earliest to occur of any of the following events:

              (i)    the death of Executive;

              (ii) the termination of Executive's employment by the Company due to Executive's Disability (as defined in Exhibit "A") pursuant to Section 7(b) hereof;

              (iii) the termination of Executive's employment by Executive for Good Reason (as defined in Exhibit "A") pursuant to Section 7(c) hereof,

              (iv) the termination of Executive's employment by the Company without Cause (as defined in Exhibit "A") pursuant to
                     Section 7(e) hereof;

              (v) the termination of employment by Executive without Good Reason upon thirty (30) days prior written notice pursuant to Section 7(f) hereof; or

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              (vi)   the termination of Executive's employment by the Company
                     for Cause pursuant to Section 7(d) hereof.

          (b) Disability. If Executive is unable to perform his material duties hereunder due to a physical or mental condition and the Company desires to terminate Executive's employment for Disability (as defined in Exhibit "A"), the Company shall deliver to Executive a written Notice of Disability Termination (herein so called), effective upon the date (the "DISABILITY TERMINATION DATE") which is the later of (i) the date such condition becomes a Disability or (ii) thirty (30) days following the delivery of the Notice of Disability Termination; provided that the Disability Termination Date shall be suspended, and the Employment Term shall not terminate, so long as Executive returns to the full performance of his duties by and following such date.

          (c) Termination for Good Reason. A Termination for Good Reason (herein so called) means a termination by Executive by written notice given within thirty (30) days after Executive knows of the occurrence of the Good Reason event, unless such circumstances are corrected prior to the date of termination specified in the Notice of Termination for Good Reason and the Company informs Executive of such correction prior to such date. In such event, the Employment Term shall not terminate. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific Good Reason event in Section (d) of Exhibit "A" relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

          (d) Cause. Executive's employment hereunder may be terminated by the Company for Cause following delivery to Executive of a Notice of Termination (as defined in this Section 7(d)) and a meeting of the Board at which Executive is given the opportunity to appear. A Notice of Termination for Cause (herein so called) shall mean a notice that shall indicate the specific termination provision in Section (a) of Exhibit "A" relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The effective date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court by a non-appealable final judgment not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

          (e) Termination without Cause. The Company may terminate its employment of Executive for reasons other than Cause at any time upon thirty (30) days prior written notice.


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          (f) Voluntary Resignation. Executive may terminate his employment with the Company at any time upon thirty (30) days prior written notice.

     8. Consequences of Termination of Employment. Executive shall be entitled to the following compensation from the Company (in lieu of all other sums owed or payable to Executive) upon the termination of employment as described below:

          (a) Death, Disability, Voluntary Resignation without Good Reason or by the Company with Cause. If Executive's employment and the Employment Term are terminated (1) by reason of Executive's death or Disability, (2) by Executive without Good Reason or (3) by the Company for Cause, the employment period under this Agreement shall terminate without further obligations to Executive or Executive's legal representatives under this Agreement except for: (i) any Base Salary earned but unpaid, any accrued but unused vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 (which amounts, in the case of the death of Executive, shall be promptly paid in a lump sum to Executive's estate), (ii) any other amounts or benefits earned, accrued and owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company, including, without limitation, any earned but unpaid incentive bonus for any prior completed fiscal year, and (iii) except in the case of a termination by the Company for Cause or by Executive without Good Reason, a pro-rata portion (based on the number of days Executive is employed by the Company during the fiscal year of such termination) of Executive's incentive bonus earned for the fiscal year in which termination occurs, which, in any case, shall be paid in accordance with the applicable plans, programs and agreements, and any unpaid reimbursable business expenses (such amounts referred to in clauses (i) and (ii), collectively, the "ACCRUED AMOUNTS").

          (b) Termination by Executive for Good Reason or Termination by Company without Cause. If Executive's employment and the Employment Term are terminated (i) by Executive for Good Reason, or (ii) by the Company without Cause (and other than for Disability or as a result of expiration of the Employment Term), Executive shall be entitled to receive the Accrued Amounts and shall, subject to Sections 9(b), 9(c) and 10 hereof, be entitled to receive equal monthly payments of an amount equal to his monthly rate of Base Salary in effect at the time of such termination plus his incentive bonus paid for the most recently ended fiscal year (provided, however, if Executive was employed hereunder for only a portion of such prior fiscal year, such bonus shall be annualized for purposes of this calculation, and, if no bonus was paid for such prior fiscal year, the current fiscal year's bonus, at 100 percent of target, shall be deemed to be the incentive bonus paid for the most recently ended fiscal year for purposes of this calculation) divided by twelve (12) for a period equal to the greater of (x) twelve (12) months or (y) the remaining period of time from the date of such termination through the Expiration Date (the "Severance Payments"). Notwithstanding the immediately preceding sentence to the contrary, if Executive's employment is terminated by the Company without Cause (and other than for Disability or as a result of expiration of the Employment Term), or if Executive terminates his employment for Good Reason, the Severance Payments shall be paid to Executive in a lump-sum following such termination.


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          (c) Termination Upon Expiration of Employment Term. If Executive's
     employment with the Company terminates on the Expiration Date by reason of expiration of the Employment Term, Executive shall be entitled to receive the Accrued Amounts and shall, subject to Sections 9(b), 9(c) and 10 hereof, be entitled to receive equal monthly payments of an amount equal to his monthly rate of Base Salary in effect immediately prior to the Expiration Date plus his incentive bonus paid for the most recently ended fiscal year divided by twelve (12) for a period of twelve (12) months.

     9.   No Mitigation; No Set-Off.

          (a) In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

          (b) (i) Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(b) or (c) hereunder he will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company's By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of his employment or claims that the Company fulfill its obligations under this Agreement).

               (ii) The Company agrees that, as a condition to Executive's agreements under Section 10 hereof, the Company will execute and deliver a release of all claims of any kind whatsoever against Executive (but without release of claims that Executive fulfill his obligations under this Agreement). The Company's release under this paragraph (b)(ii) of this Section 9 shall be executed and delivered simultaneously with the execution and delivery of Executive's release under paragraph (b)(i) of this Section 9. The releases referred to in this paragraph (b) of this Section 9 shall apply to all claims described in this paragraph existing from the beginning of time through the date of each party's execution of his or its release.

          (c) Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if Executive is to receive any


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          payments from the Company, execution of such further documentation shall be a condition thereof.

          10. Confidential Information, Non-Competition and Non-Solicitation of the Company.


               (a) (i) Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer irreparable damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationships and that because of the nature of the information that will be known to or obtained by Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the confidentiality restrictions set forth herein.

                    (ii) Executive acknowledges (A) that the retention of
               nonclerical employees, employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses, is important to the businesses of the Company and its affiliates, and (B) that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company. Therefore, it is necessary for the Company and its affiliates to be protected from Executive's Solicitation (defined below) of such employees as set forth below.

                    (iii) Executive acknowledges that the provisions of this
               Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 10.

               (b) COMPETITION shall mean: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender with equity participation, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a Competing Business; provided, however, that such participation shall not include (i) the ownership of not more than ten percent (10%) of the total outstanding stock of a publicly held company; (ii) following a termination of Executive's employment hereunder, the ownership of not more than five percent (5%) of the total outstanding stock of a private company if Executive is neither a member of, or represented on, the board of directors of such private company and does not have an executive officer role in such private company; (iii) the Allowed Activities; or (iv) any activity engaged in with the prior written approval of the Board. As used herein, "Competing Business" means any business that the Company and/or its subsidiaries and/or any entity in which the Company and/or its subsidiaries holds securities (other


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     than entities in which the Company or its subsidiaries make a "nominal investment" (determined as described in Section 2(c) hereof)) are engaged in (I) from time to time (while Executive is employed by the Company) or
     (II) at the time of termination (upon termination of Executive's employment) (consisting principally of the services described in the Company's Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended, and any amendments thereof). For purposes of the immediately preceding sentence, but solely following a termination of Executive's employment hereunder, the Company and its subsidiaries shall be deemed to have made a "nominal investment" in an entity if, at the time of such termination of employment, the Company and its subsidiaries own or control less than ten percent (10%) of the outstanding equity interests, on a fully diluted basis, of such entity. The Company shall furnish Executive with a list of all Competing Businesses on or promptly following termination of his employment hereunder.

          (c) SOLICITATION shall, subject to paragraph (g) of this Section 10 mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within twelve (12) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company; provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Board.

          (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or in arbitration, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. In the event that the agreements in this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

          (e) During the Employment Term and for two (2) years following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during his employment by the Company and its affiliates and
     (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without


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     prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information (at the Company's expense) to the extent possible under applicable law. In the event Executive's cooperation with the Company's protection of such information is required in accordance with the immediately preceding sentence, the Company shall pay or reimburse reasonable expenses, costs and fees incurred by Executive to provide such cooperation (against reasonable documentation therefor in accordance with Company policies).

          (f) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive's employment or severance.

          (g) During the Employment Term and for two (2) years following a termination of Executive's employment for any reason whatsoever, whether by the Company or by Executive and whether or not for Cause, Good Reason or non-extension of the Employment Term, Executive will not engage in Solicitation; provided, however, that if Executive's employment and the Employment Term are terminated by Executive for Good Reason, or by the Company without Cause, or due to non-extension of the Employment Term and the Company fails to make a good faith offer for continued employment, then Solicitation shall not include any of the activities described in paragraph
     (c) of this Section 10 with respect to any employee of Marcus & Partners immediately prior to the Commencement Date who became an employee of the Company, including, without limitation, the following three individuals:
     Thomas P. McMillin, Daniel J. Wilson, and Chad E. Coben; provided further, however, that if Executive's employment and the Employment Term are terminated due to non-extension of the Employment Term and the Company has made a good faith offer for continued employment, then Solicitation shall not include any of the activities described in paragraph (c) of this
     Section 10 engaged in after nine (9) months following the date of such termination with respect to any employee of Marcus & Partners immediately prior to the Commencement Date who became an employee of the Company, including, without limitation, the following three individuals: Thomas P. McMillin, Daniel J. Wilson, and Chad E. Coben.

          (h) During the Employment Term and for the Restricted Period (as hereinafter defined) following a termination of Executive's employment, Executive will not enter into Competition with the Company. The Restricted Period shall be (i) for a termination


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          for Cause, twelve (12) months from the date of such termination; (ii)
          for a termination as a result of the voluntary resignation of Executive without Good Reason, twelve (12) months from the date of termination; and (iii) for termination as a result of expiration or non-renewal of this Agreement, after the Company has made a good faith offer for continued employment, nine (9) months following the date of termination. For avoidance of doubt, there shall be no Restricted Period following termination of Executive's employment without Cause by the Company (and other than for Disability or as a result of expiration of the Employment Term) or for Good Reason by Executive or if the Employment Term expires and the Company fails to make a good faith offer for continued employment.

               (i) In the event of a breach or potential breach of this Section 10, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 10 enforced. It is hereby acknowledged that the provisions of this Section 10 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 10 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

               (j) Furthermore, in addition to and not in limitation of any other remedies provided herein or at law or in equity, in the event of breach of this Section 10 by Executive, while he is receiving amounts under Section 8(b) or (c) hereof, Executive shall not be entitled to receive any future amounts pursuant to Section 8(b) or (c) hereof after the earlier to occur of (i) ninety (90) days following the Company's notification of Executive of its good faith determination of such breach, specifying in reasonable detail the grounds for such determination, and (ii) a final determination by an arbitrator or court of competent jurisdiction of such breach, and, upon such final determination, which is not appealable, he shall reimburse the Company for any amounts previously paid to Executive pursuant to Section 8(b) or (c) hereof.

          11. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation, the By-Laws of the Company and the Delaware General Corporation Law as amended and as applicable, for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

          12. Intellectual Property.

               (a) Executive shall disclose promptly to the Company copyrights, trade secrets, proprietary information, patents, unpatented inventions, trademarks, service marks, processes, techniques, methods, know-how, flow charts, diagrams, computer programs and/or databases, and any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not (all of the foregoing, collectively, "INTELLECTUAL PROPERTY"), which are conceived, created, developed or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are substantially related to the business or activities of the Company or its subsidiaries which Executive conceived, created, developed or made as a result of his employment by the Company or any of its subsidiaries. Executive hereby assigns and agrees to assign all of his right, title and interest throughout the world in any Intellectual Property to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain registrations of copyrights or marks, or Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest in Intellectual Property.

          (b) Executive agrees that he will not, during or after the Employment Term, disclose the specific terms of the Company's relationships or agreements with its significant vendors or customers or any other significant material trade secrets of the Company, whether in existence or proposed (other than any of the foregoing that becomes public knowledge other than through disclosure by Executive), to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except as is disclosed in the ordinary course of business, unless compelled by a court order upon advice of counsel.

     13. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the non-prevailing party shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by the prevailing party associated with such claim.

     14. Certain Additional Payments. Executive shall be grossed up for any excise tax payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with Exhibit C attached hereto.

     15. Resolution of Disputes. The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Executive agree, for purposes of the resolution of any disputes under this Agreement, that such disputes shall be settled by arbitration in Dallas, Texas, or such other place agreed to by the parties, in accordance with the rules and procedures of the American Arbitration Association, as follows:

          (a) Any such arbitration shall be heard before a panel consisting of one to three arbitrators, each of whom shall be impartial. All arbitrators shall be appointed in the first instance by agreement between the parties hereto. If the parties cannot agree upon a single arbitrator, each of the Company and the Executive shall be entitled to appoint one arbitrator. These two appointed arbitrators shall then appoint a third arbitrator by their mutual agreement.

          (b) An arbitration may be commenced by either party to this Agreement by the service of a written request for arbitration upon the other affected party. Such request for arbitration shall summarize the controversy or claim to be arbitrated. If the panel of arbitrators is not appointed within thirty (30) days following such service, either party may apply to any court within the State of Texas for an order appointing arbitrators qualified as set forth below. No request for arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of the State of Texas.

          (c) The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

          (d) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     16.  Miscellaneous.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

          (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

          (c) Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

          (d) No Waiver. Any failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

          (e) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to such assignee.

          (f) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the beneficiaries and permitted assignees of the parties hereto. In the event of Executive's death while receiving amounts payable pursuant to Section 8(b) hereof, any remaining amounts shall be paid to Executive's estate.

          (g) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or
     (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel and Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

          (h) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          (i) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 10 and Section 11 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

          (j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          (k) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          (l) Executive's Representation. Executive represents and warrants to the Company that there is no legal impediment to him entering into this Agreement, and entering into this Agreement will not violate any agreement to which he is a party or any other legal restrictions, and he has provided to the Company true and complete copies of any agreements or covenants to which he is a party that could restrict or adversely affect his performance under this Agreement. Executive further represents and warrants that in performing his duties hereunder he will not wrongfully use or disclose any confidential information of any prior employer or other person or entity.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                               COMPANY:
                               --------

                               eVENTURES GROUP, INC.,
                               a Delaware corporation


                               By:   /s/ Clark K. Hunt
                                 ----------------------------------------------
                               Name:     Clark K. Hunt
                                   --------------------------------------------
                               Title:    Chairman of Compensation Committee
                                    -------------------------------------------


                               EXECUTIVE:
                               ----------

                                     /s/ Jeffrey A. Marcus
                               ------------------------------------------------
                               JEFFREY A. MARCUS

                                   EXHIBIT "A"
                                     TO THE
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              eVENTURES GROUP, INC.
                                       AND
                                JEFFREY A. MARCUS

                                   DEFINITIONS


          (a) Cause. For purposes of this Agreement, the term "CAUSE" shall be limited to the following:


              (i) Executive's willful misconduct with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive's fraud or embezzlement), or Executive's willful misconduct other than the foregoing, which in any case has a material adverse impact on the Company or its affiliates, whether economic, or reputationwise or otherwise, each as determined by the Board, and which is not fully rectified or cured, if susceptible to rectification or cure, within thirty (30) days after written notice is given to Executive; provided, however, that this clause (i) shall not include an action or omission of Executive done or omitted to be done in his good faith exercise of business judgment or in good faith reliance on advice of legal counsel to the Company;

              (ii) Executive's conviction of, or pleading nolo contendere to, a felony or other crime involving fraud or dishonesty;

              (iii) Executive's refusal or willful failure to follow the lawful written direction of the Board which is not remedied within ten (10) business days after receipt by Executive of a written notice specifying the details thereto;

              (iv) Executive's breach of Section 10 or Section 12 hereof, which has a material adverse economic impact on the Company or its affiliates, as determined by the Board; or

              (v) the representations or warranties in Section 16(l) hereof prove false, which has a material adverse economic impact on the Company or its affiliates, as determined by the Board.

     (b) Change in Control. For purposes of this Agreement, the term "CHANGE IN CONTROL" shall mean the occurrence of any of the following:

              (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than (a) Permitted Assignees, (b) the Company, (c) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (d) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities. Permitted Assignees shall mean the holders of the equity securities (whether or not voting) of any shareholder of the Company owning more than fifteen percent (15%) of the Company on the date after the date of execution of this Agreement, so long as the voting power and disposition authority with respect to the securities of such holders is held directly or indirectly by any two or three of the following individuals: Barrett N. Wissman, Clark K. Hunt or James R. Holland;

              (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or
                     (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

              (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

              (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of assets where the proceeds thereof are not retained by the Company, in a single transaction or a series of related transactions, that result in a 66-2/3 percent or greater decline in the enterprise value of the Company, valued based on the weighted average fair market value of any outstanding class of stock of the Company plus the book value of the outstanding indebtedness of the Company.

     (c) Disability. For purposes of this Agreement, "DISABILITY" shall mean if Executive is unable to perform his material duties pursuant to this Agreement, as determined by the Board, because of mental or physical incapacity, including, without limitation, alcoholism or drug abuse, which requires a leave of absence in excess of ninety (90) consecutive days in any twelve (12) month period.

     (d) Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean the occurrence, without Executive's express written consent, in the case of (i),
(ii), (iii), (iv) or (v), of any of the following circumstances:

              (i) (a) any demotion of Executive from his position as Chairman and Chief Executive Officer, (b) any assignment of duties to Executive materially and adversely inconsistent with Executive's position as Chairman and Chief Executive Officer, or (c) any material adverse change in the job duties, reporting relationship, benefits, perquisites, or office accommodations of the Executive (except, in any case, in connection with the termination of Executive's employment for Cause or due to Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence);

              (ii) a failure by the Company to pay to Executive any amounts due under this Agreement in accordance with the terms hereof;

              (iii) the failure to elect and maintain Executive as a member of the Board and as Chairman of the Board at any time during the Employment Term;

              (iv)   any other material breach by the Company of this Agreement;

              (v) relocation of the Company's headquarters following the Commencement Date;

              (vi)   a Change in Control; or

              (vii) any claim, litigation, investigation or other legal action by a governmental agency or other third party arising out of the operations of the Company and its subsidiaries prior to the Commencement Date which would reasonably be expected to have a material adverse effect on the financial condition, operations or prospects of the Company and its subsidiaries or would reasonably be expected to result in a material liability for any or all of the officers and directors of the Company and its subsidiaries (whether or not indemnified or insured); provided that to the extent this clause relates to any filings made by the Company and its subsidiaries with the Securities and Exchange Commission prior to the Commencement Date, this clause also applies to such filing in the form in which it is ultimately declared effective.

                                   EXHIBIT "B"
                                     TO THE
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              eVENTURES GROUP, INC.
                                       AND
                                JEFFREY A. MARCUS

                               STOCK OPTION GRANTS

                                   EXHIBIT "C"
                                     TO THE
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              eVENTURES GROUP, INC.
                                       AND
                                JEFFREY A. MARCUS

                                GROSS-UP PAYMENT

As provided in Section 14 of the Employment Agreement of which this Exhibit C is a part:

     (a) In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to Executive, subject to required withholding, at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and on the Gross-Up Payment provided for under this paragraph (a) and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

     (b) In the event that the Excise Tax is subsequently determined by the Company to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is later determined by the Company or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     (c) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following delivery by Executive to the Company of notice that an event that subjects Executive to the Excise Tax has occurred; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) promptly following such time as the amount thereof has been determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (d) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax, but Executive shall control any other issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive's representative shall cooperate with the Company and its representative.

     (e) The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit C.